Exhibit 99.1

For Immediate Release

AVANTAIR, INC ANNOUNCES FISCAL THIRD QUARTER 2007 FINANCIAL RESULTS.

•	Net revenues for the fiscal third quarter 2007 increased 68.6% year over year

•	Revenue from maintenance and management fees for the quarter increased 57.8% year over year

•	Reiterates fiscal 2007 delivery schedule

Clearwater, Florida, May 15, 2007 – Avantair, Inc. (OTCBB: AAIR, AAIRU, AAIRW) (“Avantair”), a fractional aircraft operator, today announced financial results for the fiscal third quarter ended March 31, 2007. On February 22, 2007, the stockholders of Avantair voted in favor of the merger with Ardent Acquisition Corp. The business plan and management of Avantair were not impacted by this transaction. As a result revenue from the transaction has been treated as a reverse merger and a capital transaction, equivalent to the issuance of stock by Avantair, Inc. for the net assets of Ardent Acquisition Corp., and accordingly, the historical financial statements prior to February 22, 2007 are those of Avantair. All shares and per share data prior to the Share Exchange have been restated to reflect the stock issuances and the effect of the closing of the Share Exchange.

Avantair’s total revenues for the fiscal third quarter ended March 31, 2007 were $19.9 million, an increase of 68.6% compared to $11.8 million for the third quarter of fiscal 2006. This growth reflects a year-over-year increase in aircraft shares from 308.5 to 444.5, price increases on these shares, and higher maintenance and management fees.

Revenues from fractional aircraft shares sold were $7.4 million for the third quarter of fiscal 2007, an increase of 42.3% compared to $5.2 million for the third quarter of fiscal 2006. This reflects both an increase in the fractional fleet size to 28 aircraft at the end of the quarter compared to 19 at the end of the third quarter of fiscal 2006, and an increase in the price of aircraft shares to $415,000 per share during the third quarter of fiscal 2007 up from $390,000 per share in the third quarter of fiscal 2006. Under GAAP accounting, sales and the associated costs of fractional aircraft shares are amortized over 60 months.

Revenues from maintenance and management fees were $10.1 million for the third quarter of fiscal 2007, an increase of 57.8% compared to $6.4 million for the third quarter of fiscal 2006, primarily reflecting the increase in aircraft shares compared to last year and an increase in monthly management fees, which were $8,900 during the third quarter of fiscal 2007 compared to $7,900 at the end of the third quarter of fiscal 2006.

“We are pleased with our third quarter results,” commented Mr. Steven Santo, CEO of Avantair. “Total revenues increased over 68% and the maintenance and management fee portion of our business grew over 57%, despite Piaggio’s supply chain issues we spoke about on last quarter’s call. Importantly, our current delivery schedule remains on track with our previously announced expectations. We added one aircraft in the third fiscal quarter and expect to take delivery of four planes in the fourth fiscal quarter. We continue to anticipate that we will to hit our fiscal year-end target of 37 aircraft in the fleet, as we have already taken delivery of one aircraft in the fourth fiscal quarter and the other three are already in the country.”

Cost of flight operations for the third quarter of fiscal 2007 were $13.9 million, or 69.8% of revenue compared to $8.8 million, or 74.6% of revenue for the third quarter of fiscal 2006. Cost of flight operations were negatively impacted by unanticipated maintenance work, which was required to repair damage to two planes caused by a third-party land-based towing operator and one aircraft damaged in a training incident. As a result of these events, maintenance costs for this period increased by approximately $1.5 million. In addition to the increased maintenance expense, the events resulted in an extended out of service period which led to increased charter and repositioning costs. Avantair anticipates recovery of these expenses through an insurance claim and a claim related to a contractual obligation. The sequential increase in cost of flight operations was also due to the seasonal nature of the business, whereby the third fiscal quarter generally has the highest demand requirements in terms of number of hours flown, leading to higher operating costs and charter and repositioning costs.

“While operating expense as a percent of revenue declined year over year,” commented Mr. Santo, “it was higher than we had anticipated this quarter primarily due to maintenance work on the three damaged planes. These maintenance issues were in no way related to the performance, safety, or reliability of the Piaggio Avanti aircraft. While we believe this was an unusual occurrence and do not anticipate this type of disruption going forward, we have taken steps to prevent similar events in the future. We expect to recover all of the non-recurring expenses in the third fiscal quarter relating to the maintenance events discussed above in the fourth fiscal quarter. We anticipate these recoveries will have a significant favorable impact on our fourth fiscal quarter financial results. “

Mr. Santo continued, “In addition, the third fiscal quarter generally has the highest demand and therefore the most hours used, as customers try to escape winter weather as well as travel for spring break. Going forward, we continue to anticipate some lumpiness quarter to quarter due to the timing of aircraft deliveries, however we expect to benefit from economies of scale as our fleet increases and we reduce charter and repositioning costs. In addition, growth in our recurring revenue stream should help cover our fixed costs and limit volatility quarter to quarter.”

General and administrative expenses for the third quarter of fiscal 2007 were $4.2 million, or 21.1% of revenue, compared to $4.1 million, or 34.7% of revenue for the third quarter of fiscal 2006. The decline in general and administrative expenses as a percentage of revenue was primarily the result of improved absorption of capacity and cost cutting initiatives. General and administrative expenses were lower as a percentage of revenue despite approximately $350,000 in start-up fees related to the FBO in Camarillo, California, which began operating in January 2007.

Selling expenses for the third quarter of fiscal 2007 were $1.0 million, or 5.0% of revenue, compared to $1.2 million, or 10.2% of revenue, for the same period last year. Total operating expenses for the third quarter of fiscal 2007 were $26.1 million, or 131.2% of revenue, compared to $18.5 million, or 156.8% of revenue, for the third quarter of fiscal 2006.

Loss from operations for the third quarter of fiscal 2007 was $6.3 million, an improvement of approximately $0.4 million from the loss of $6.7 million for the third quarter of fiscal 2006. Excluding $0.2 million of compensation expense for equity issued to management, loss from operations for the third quarter of fiscal 2007 was approximately $6.1 million. Net loss for the third quarter of fiscal 2007 was $7.5 million compared to a net loss of $7.4 million for the third quarter of fiscal 2006.

For the nine months ended March 31, 2007, total revenues were approximately $54.6 million, an increase of 58.3% as compared to $34.5 million for the first nine months of fiscal 2006. Loss from operations for the nine months ended March 31, 2007 was approximately $15.3 million compared to a loss of $12.2 million for the first nine months of fiscal 2006. Excluding $2.7 million of compensation expense for equity issued to management, loss from operations for the nine months ended March 31, 2007 was approximately $12.6 million. Net loss for the nine months ended March 31, 2007 was $17.8 million compared to a loss of $13.6 million for the first nine months of fiscal 2006.

Avantair will host a conference call to discuss financial results for its fiscal third quarter ended March 31, 2007 at 4:30 p.m. Eastern Time today. This call is being web cast and can be accessed by visiting the Investor section of our website at www.avantair.com. Investors may also listen to the call via the phone by dialing (913) 312-1231. In addition, a telephone replay will be available by dialing (719) 457-0820 (pass code 8079471) through May 29, 2007, at 11:59 p.m. Eastern Time.

About Avantair

Headquartered in Clearwater, FL, Avantair Inc. is the exclusive North American provider of fractional aircraft shares in the Piaggio Avanti P.180 aircraft. Avantair is the fifth largest company in the North American fractional aircraft industry and the only publicly-traded standalone fractional operator. The company currently manages a fleet of 33 planes with another 52 Piaggio Avanti IIs on order. It also recently announced an order of 20 Embraer Phenom 100s. Avantair, with operations in 5 states and approximately 270 employees, offers private travel solutions for individuals and companies at a fraction of the cost of whole aircraft ownership.

Forwarding Looking Statements

This press release includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of Avantair’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements.

For more information, contact:

Devlin Lander

Integrated Corporate Relations

415.292.6855

AVANTAIR, INC. AND SUBSIDIARY

(Formerly Ardent Acquisition Corporation)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended		Nine Months Ended
	March 31, 2007	March 31, 2006	March 31, 2007	March 31, 2006
Revenues
Fractional aircraft shares sold	$7,372,979	$5,194,064	$21,917,085	$17,273,764
Maintenance and management fees	10,069,343	6,442,258	27,316,678	16,478,716
Other	2,430,869	206,717	5,317,067	775,535

Total revenue	19,873,191	11,843,039	54,550,830	34,528,015

Operating expenses
Cost of fractional aircraft shares sold	6,841,576	4,463,776	18,028,061	14,181,165
Cost of flight operations	13,875,121	8,794,693	34,425,851	20,291,980
General and administrative expenses	4,197,539	4,052,741	11,831,527	9,979,796
Compensation expense related to equity transactions	164,807	—	2,707,207	—
Selling expenses	1,047,521	1,238,656	2,905,751	2,251,596

Total operating expenses	26,126,564	18,549,866	69,898,397	46,704,537

Loss from operations	(6,253,373)	(6,706,827)	(15,347,567)	(12,176,522)

Other income (expense)
Interest income	117,740	126,478	271,836	396,987
Interest expense	(1,212,318)	(884,522)	(2,726,651)	(2,000,067)
Other income (expense), net	(101,001)	90,616	279,952	214,448
Write-off of aircraft deposit	—	—	(300,000)	—

Total other expense	(1,195,579)	(667,428)	(2,474,863)	(1,388,632)

Net loss	(7,448,952)	(7,374,255)	(17,822,430)	(13,565,154)

Loss per common share:
Basic and diluted	$(0.72)	$(1.19)	$(2.31)	$(2.19)

Weighted-average common shares outstanding:
Basic and diluted	10,288,909	6,194,708	7,700,505	6,194,708